Exhibit 10.4

Seller Central Help > Policies, agreements, and guidelines > Amazon Services Business Solutions Agreement

Amazon Services Business Solutions Agreement

The version of this Agreement in English is the definitive legal version. A translation into Chinese is available for your ease of reference.

General Terms

Welcome to Amazon Services Business Solutions, a suite of optional services for sellers including: Selling on Amazon, Fulfillment by Amazon, Amazon Advertising, Transaction Processing Services, and the Selling Partner API.

THIS AMAZON SERVICES BUSINESS SOLUTIONS AGREEMENT (THE “AGREEMENT”) CONTAINS THE TERMS AND CONDITIONS THAT GOVERN YOUR ACCESS TO AND USE OF THE SERVICES AND IS AN AGREEMENT BETWEEN YOU OR THE BUSINESS YOU REPRESENT AND AMAZON. BY REGISTERING FOR OR USING THE SERVICES, YOU (ON BEHALF OF YOURSELF OR THE BUSINESS YOU REPRESENT) AGREE TO BE BOUND BY THE TERMS OF THIS AGREEMENT, INCLUDING THE SERVICE TERMS AND PROGRAM POLICIES THAT APPLY FOR EACH COUNTRY FOR WHICH YOU REGISTER OR ELECT TO USE A SERVICE (IN EACH CASE, THE “ELECTED COUNTRY”).

As used in this Agreement, “we,” “us,” and “Amazon” means the applicable Amazon Contracting Party and any of its applicable Affiliates, and “you” means the applicant (if registering for or using a Service as an individual), or the business employing the applicant (if registering for or using a Service as a business) and any of its Affiliates. Capitalized terms have the meanings given to them in this Agreement. If there is any conflict between these General Terms and the applicable Service Terms and Program Policies, the General Terms will govern and the applicable Service Terms will prevail over the Program Policies.

1. Enrollment.

To begin the enrollment process, you must complete the registration process for one or more of the Services. Use of the Services is limited to parties that can lawfully enter into and form contracts under applicable Law (for example, the Elected Country may not allow minors to use the Services). As part of the application, or at any time during the term of this Agreement, you must provide us with your (or your business’) legal name, address, phone number and e-mail address, as well as any other information we may request. Any information provided must correspond to your business name or to the name of an individual legally authorized to act on behalf of your business. Any personal data you provide to us will be handled in accordance with Amazon’s Privacy Notice.

2. Service Fee Payments; Receipt of Sales Proceeds.

Fee details are described in the applicable Service Terms and Program Policies. You are responsible for all of your expenses in connection with this Agreement. To use a Service, you must provide us with valid credit card information from a credit card or credit cards acceptable by Amazon (“Your Credit Card”) as well as valid bank account information for a bank account or bank accounts acceptable by Amazon (conditions for acceptance may be modified or discontinued by us at any time without notice) (“Your Bank Account”). You will use only a name you are authorized to use in connection with a Service and will update all of the information you provide to us in connection with the Services as necessary to ensure that it at all times remains accurate, complete, and valid. You authorize us (and will provide us documentation evidencing your authorization upon our request) to verify your information (including any updated information), to obtain credit reports about you from time to time, to obtain credit authorizations from the issuer of Your Credit Card, and to charge Your Credit Card or debit Your Bank Account for any sums payable by you to us (in reimbursement or otherwise). All payments to you will be remitted to Your Bank Account through a banking network or by other means specified by us.

If we determine that your actions or performance may result in returns, chargebacks, claims, disputes, violations of our terms or policies, violations of law or other risks to Amazon or third parties, then we may in our sole discretion withhold any payments to you for as long as we determine any related risks to Amazon or third parties persist. For any amounts that we determine you owe us, we may (a) charge Your Credit Card or any other payment instrument you provide to us; (b) offset any amounts that are payable by you to us (in reimbursement or otherwise) against any payments we may make to you or amounts we may owe you; (c) invoice you for amounts due to us, in which case you will pay the invoiced amounts upon receipt; (d) reverse any credits to Your Bank Account; or (e) collect payment or reimbursement from you by any other lawful means. If we determine that your account—or any other account you have operated—has been used to engage in deceptive, fraudulent, or illegal activity (including the sale of counterfeit or stolen goods), or to repeatedly violate our Program Policies, then we may in our sole discretion permanently withhold any payments to you. Except as provided otherwise, all amounts contemplated in this Agreement will be expressed and displayed in the Local Currency, and all payments contemplated by this Agreement will be made in the Local Currency.

In addition, we may require that you pay other amounts to secure the performance of your obligations under this Agreement or to mitigate the risk of returns, chargebacks, claims, disputes, violations of our terms or policies, or other risks to Amazon or third parties. These amounts may be refundable or nonrefundable in the manner we determine, and failure to comply with terms of this Agreement, including any applicable Program Policies, may result in their forfeiture.

As a security measure, we may, but are not required to, impose transaction limits on some or all customers and sellers relating to the value of any transaction or disbursement, the cumulative value of all transactions or disbursements during a period of time, or the number of transactions per day or other period of time. We will not be liable to you: (i) if we do not proceed with a transaction or disbursement that would exceed any limit established by us for a security reason, or (ii) if we permit a customer to withdraw from a transaction because an Amazon Site or Service is unavailable following the commencement of a transaction.

3. Term and Termination.

The term of this Agreement will start on the date of your completed registration for use of a Service and continue until terminated by us or you as provided below. You may at any time terminate your account or this Agreement immediately on notice to us via Seller Central, email, the Contact Us form, or similar means. We may terminate your account or this Agreement for convenience with 30 days’ advance notice. We may suspend or terminate your account or this Agreement immediately if we determine that (a) you have materially breached the Agreement and failed to cure within 7 days of a cure notice unless your breach exposes us to liability toward a third party, in which case we are entitled to reduce, or waive, the aforementioned cure period at our reasonable discretion; (b) your account has been, or our controls identify that it may be used for deceptive or fraudulent, or illegal activity; (c) your use of the Services has harmed, or our controls identify that it might harm, other sellers, customers, or Amazon’s legitimate interests; (d) your Account Health Rating falls below our published threshold(s) for deactivation; or (e) if we are required to do so by law. We will promptly notify you of any such termination or suspension via email or similar means including Seller Central, indicating the reason and any options to appeal, except where we have reason to believe that providing this information will hinder the investigation or prevention of deceptive, fraudulent, or illegal activity, or will enable you to circumvent our safeguards. On termination of this Agreement, all related rights and obligations under this Agreement immediately terminate, except that (d) you will remain responsible for performing all of your obligations in connection with transactions entered into before termination and for any liabilities that accrued before or as a result of termination, and (e) Sections 2, 3, 4, 5, 6, 7, 8, 9, 11, 14, 15, and 18 of these General Terms survive.

4. License.

You grant us a royalty-free, non-exclusive, worldwide right and license for the duration of your original and derivative intellectual property rights to use any and all of Your Materials for the Services or other Amazon product or service, and to sublicense the foregoing rights to our Affiliates and operators of Amazon Associated Properties; provided, however, that we will not alter any of Your Trademarks from the form provided by you (except to re-size trademarks to the extent necessary for presentation, so long as the relative proportions of such trademarks remain the same) and will comply with your removal requests as to specific uses of Your Materials (provided you are unable to do so using standard functionality made available to you via the applicable Amazon Site or Service); provided further, however, that nothing in this Agreement will prevent or impair our right to use Your Materials without your consent to the extent that such use is allowable without a license from you or your Affiliates under applicable Law (e.g., fair use under United States copyright law, referential use under trademark law, or valid license from a third party).

5. Representations.

Each party represents and warrants that: (a) if it is a business, it is duly organized, validly existing and in good standing under the Laws of the country in which the business is registered and that you are registering for the Service(s) within such country; (b) it has all requisite right, power, and authority to enter into this Agreement, perform its obligations, and grant the rights, licenses, and authorizations in this Agreement; (c) any information provided or made available by one party to the other party or its Affiliates is at all times accurate, complete, and not misappropriated; (d) it is not subject to sanctions or otherwise designated on any list of prohibited or restricted parties or owned or controlled by such a party, including but not limited to the lists maintained by the United Nations Security Council, the US Government (e.g., the US Department of Treasury’s Specially Designated Nationals list and Foreign Sanctions Evaders list and the US Department of Commerce’s Entity List), the European Union or its member states, or other applicable government authority; and (e) it will comply with all applicable Laws in performance of its obligations and exercise of its rights under this Agreement.

6. Indemnification.

6.1 Your indemnification obligations. You will defend, indemnify, and hold harmless Amazon, and our officers, directors, employees, and agents, against any third-party claim, loss, damage, settlement, cost, expense, or other liability (including, without limitation, attorneys’ fees) (each, a “Claim”) arising from or related to (a) your non- compliance with applicable Laws; (b) Your Products, including the offer, sale, fulfillment (except to the extent attributable to the FBA service), refund, cancellation, return, or adjustments thereof, Your Materials, any actual or alleged infringement of any Intellectual Property Rights by any of the foregoing, and any personal injury, death (to the extent the injury or death is not caused by Amazon), or property damage related thereto; (c) Your Taxes and duties or the collection, payment, or failure to collect or pay Your Taxes or duties, or the failure to meet tax registration obligations or duties; or (d) actual or alleged breach of any representations you have made.

6.2 Amazon’s indemnification obligations. Amazon will defend, indemnify, and hold harmless you and your officers, directors, employees, and agents against any third-party Claim arising from or related to: (a) Amazon’s non- compliance with applicable Laws; or (b) allegations that the operation of an Amazon Site infringes or misappropriates that third party’s intellectual property rights.

6.3 Process. If any indemnified Claim might adversely affect us, we may, to the extent permitted by applicable Law, voluntarily intervene in the proceedings at our expense. No party may consent to the entry of any judgment or enter into any settlement of an indemnified Claim without the prior written consent of the other party, which may not be unreasonably withheld; except that a party may settle any claim that is exclusively directed at and exclusively affects that party.

7. Disclaimer & General Release.

a. THE AMAZON SITES AND THE SERVICES, INCLUDING ALL CONTENT, SOFTWARE, FUNCTIONS, MATERIALS, AND INFORMATION MADE AVAILABLE ON OR PROVIDED IN CONNECTION WITH THE SERVICES, ARE PROVIDED “AS-IS.” AS A USER OF THE SERVICES, YOU USE THE AMAZON SITES, THE SERVICES, AND SELLER CENTRAL AT YOUR OWN RISK. EXCEPT THOSE SET FORTH IN SECTION 5 ABOVE, TO THE FULLEST EXTENT PERMISSIBLE BY LAW, WE AND OUR AFFILIATES DISCLAIM: (i) ANY REPRESENTATIONS OR WARRANTIES REGARDING THIS AGREEMENT, THE SERVICES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT; (ii) IMPLIED WARRANTIES ARISING OUT OF COURSE OF DEALING, COURSE OF PERFORMANCE, OR USAGE OF TRADE; AND (iii) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM, OR REMEDY IN TORT, WHETHER OR NOT ARISING FROM OUR NEGLIGENCE. WE DO NOT WARRANT THAT THE FUNCTIONS CONTAINED IN THE AMAZON SITES AND THE SERVICES WILL MEET YOUR REQUIREMENTS OR BE AVAILABLE, TIMELY, SECURE, UNINTERRUPTED, OR ERROR FREE, AND WE WILL NOT BE LIABLE FOR ANY SERVICE INTERRUPTIONS, INCLUDING BUT NOT LIMITED TO SYSTEM FAILURES OR OTHER INTERRUPTIONS THAT MAY AFFECT THE RECEIPT, PROCESSING, ACCEPTANCE, COMPLETION, OR SETTLEMENT OF ANY TRANSACTIONS.

b. BECAUSE AMAZON IS NOT INVOLVED IN TRANSACTIONS BETWEEN CUSTOMERS AND SELLERS OR OTHER PARTICIPANT DEALINGS, IF A DISPUTE ARISES BETWEEN ONE OR MORE PARTICIPANTS, EACH PARTICIPANT RELEASES AMAZON (AND ITS AGENTS AND EMPLOYEES) FROM CLAIMS, DEMANDS, AND DAMAGES (ACTUAL AND CONSEQUENTIAL) OF EVERY KIND AND NATURE, KNOWN AND UNKNOWN, SUSPECTED AND UNSUSPECTED, DISCLOSED AND UNDISCLOSED, ARISING OUT OF OR IN ANY WAY CONNECTED WITH SUCH DISPUTES.

8. Limitation of Liability.

WE WILL NOT BE LIABLE (WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE, PRODUCT LIABILITY, OR OTHER THEORY), OR OTHERWISE) TO YOU OR ANY OTHER PERSON FOR COST OF COVER, RECOVERY, OR RECOUPMENT OF ANY INVESTMENT MADE BY YOU OR YOUR AFFILIATES IN CONNECTION WITH THIS AGREEMENT, OR FOR ANY LOSS OF PROFIT, REVENUE, BUSINESS, OR DATA OR PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT, EVEN IF AMAZON HAS BEEN ADVISED OF THE POSSIBILITY OF THOSE COSTS OR DAMAGES. FURTHER, OUR AGGREGATE LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED WILL NOT EXCEED AT ANY TIME THE TOTAL AMOUNTS DURING THE PRIOR SIX MONTH PERIOD PAID BY YOU TO AMAZON IN CONNECTION WITH THE PARTICULAR SERVICE GIVING RISE TO THE CLAIM.

9. Insurance.

If the gross proceeds from Your Transactions exceed the applicable Insurance Threshold during any month if the Elected Country is the United States, or each month over any period of three (3) consecutive months if the Elected Country is Canada or Mexico, or otherwise if requested by us, then within thirty (30) days thereafter, you will maintain at your expense throughout the remainder of the Term for each applicable Elected Country commercial general, umbrella or excess liability insurance with the Insurance Limits per occurrence and in aggregate covering liabilities caused by or occurring in conjunction with the operation of your business, including products, products/completed operations and bodily injury, with policy(ies) naming Amazon and its assignees as additional insureds. At our request, you will provide to us certificates of insurance, the full insurance policy, or other documents we may request for the coverage to the following address: c/o Amazon, P.O. Box 81226, Seattle, WA 98108-1226, Attention: Risk Management.

10. Tax Matters.

As between the parties, you will be responsible for the collection, reporting, and payment of any and all of Your Taxes, except to the extent that (i) Amazon automatically calculates, collects, or remits taxes on your behalf according to applicable law; or (ii) Amazon expressly agrees to receive taxes or other transaction-based charges on your behalf in connection with tax calculation services made available by Amazon and used by you. You agree to and will comply with the Tax Policies. All fees and payments payable by you to Amazon under this Agreement or the applicable Service Terms are exclusive of any applicable taxes, deductions or withholding (including but not limited to cross-border withholding taxes), and you will be responsible for paying Amazon any of Your Taxes imposed on such fees and any deduction or withholding required on any payment.

11. Confidentiality and Personal Data.

During the course of your use of the Services, you may receive Confidential Information. You agree that for the term of the Agreement and 5 years after termination: (a) all Confidential Information will remain Amazon’s exclusive property; (b) you will use Confidential Information only as is reasonably necessary for your participation in the Services; (c) you will not otherwise disclose Confidential Information to any other Person except as required to comply with the Law; (d) you will take all reasonable measures to protect the Confidential Information against any use or disclosure that is not expressly permitted in this Agreement; and (e) you will retain Confidential Information only for so long as its use is necessary for participation in the Services or to fulfill your statutory obligations (e.g. tax) and in all cases will delete such information upon termination or as soon as no longer required for the fulfillment of statutory obligations. The foregoing sentence does not restrict your right to share Confidential Information with a governmental entity that has jurisdiction over you, provided that you limit the disclosure to the minimum necessary and explicitly indicate the confidential nature of the shared information to the governmental entity. You may not issue any press release or make any public statement related to the Services, or use our name, trademarks, or logo, in any way (including in promotional material) without our advance written permission, or misrepresent or embellish the relationship between us in any way. You may only use the “Available at Amazon” badge as defined in and according to the Trademark Usage Guidelines available in Seller Central; you may not use our name, trademarks, or logos in any way (including in promotional material) not covered by the Trademark Usage Guidelines without our advance written permission. Generally, you may not use customer personal data in any way inconsistent with applicable Law. You must keep customer personal data confidential at all times (the above 5 years’ term limit does not apply to customer personal data).

12. Force Majeure.

We will not be liable for any delay or failure to perform any of our obligations under this Agreement by reasons, events or other matters beyond our reasonable control.

13. Relationship of Parties.

Subject to the Transaction Processing Service Terms (if the Elected Country for a Service is the United States), you and we are independent contractors, and nothing in this Agreement will create any partnership, joint venture, agency, franchise, sales representative, or employment relationship between us. You will have no authority to make or accept any offers or representations on our behalf. This Agreement will not create an exclusive relationship between you and us. Nothing expressed or mentioned in or implied from this Agreement is intended or will be construed to give to any person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or in respect to this Agreement. This Agreement and all of the representations, warranties, covenants, conditions, and provisions in this Agreement are intended to be and are for the sole and exclusive benefit of Amazon, you, and customers. As between you and us, you will be solely responsible for all obligations associated with the use of any third party service or feature that you permit us to use on your behalf, including compliance with any applicable terms of use. You will not make any statement, whether on your site or otherwise, that would contradict anything in this section.

14. Suggestions and Other Information.

If you or any of your Affiliates elect to provide or make available suggestions, comments, ideas, improvements, or other feedback or materials to us in connection with or related to any Amazon Site or Service (including any related Technology), we will be free to use, disclose, reproduce, modify, license, transfer and otherwise distribute, and exploit any of the foregoing information or materials in any manner. In order to cooperate with governmental requests, to protect our systems and customers, or to ensure the integrity and operation of our business and systems, we may access and disclose any information we consider necessary or appropriate, including but not limited to user contact details, IP addresses and traffic information, usage history, and posted content. If we make suggestions on using the Services, you are responsible for any actions you take based on our suggestions.

15. Modification.

15.1. We will provide at least 15 days’ advance notice in accordance with Section 18 for changes to the Agreement.

15.2 However, we may change or modify the Agreement at any time with immediate effect (a) for legal, regulatory, fraud and abuse prevention, or security reasons; (b) to change existing features or add additional features to the Services (where this does not materially adversely affect your use of the Services); or (c) to restrict products or activities that we deem unsafe, inappropriate, or offensive. We will notify you about any change or modification in accordance with Section 18.

15.3 Your continued use of the Services after the effective date of any change to this Agreement in accordance with this Section 15 will constitute your acceptance of that change. If any change is unacceptable to you, you agree not to use the Services and to end the Agreement as described in Section 3.

16. Password Security.

Any password we provide to you may be used only during the Term to access Seller Central (or other tools we provide, as applicable) to use the Services, electronically accept Your Transactions, and review your completed transactions. You are solely responsible for maintaining the security of your password. You may not disclose your password to any third party (other than third parties authorized by you to use your account in accordance with this Agreement) and are solely responsible for any use of or action taken under your password. If your password is compromised, you must immediately change your password.

17. Export.

You will not directly or indirectly export, re-export, transmit, or cause to be exported, re-exported or transmitted, any commodities, software or technology to any country, individual, corporation, organization, or entity to which such export, re-export, or transmission is restricted or prohibited, including any country, individual, corporation, organization, or entity under sanctions or embargoes administered by the United Nations, US Departments of State, Treasury or Commerce, the European Union, or any other applicable government authority.

18. Miscellaneous.

The Governing Laws will govern this Agreement, without reference to rules governing choice of laws or the Convention on Contracts for the International Sale of Goods. If the Elected Country is the United States, Canada, or Mexico, Amazon and you both consent that any dispute with Amazon or its Affiliates or claim relating in any way to this Agreement or your use of the Services will be resolved by binding arbitration as described in this paragraph, rather than in court, except that (i) either party may elect to proceed in a small claims court that is a Governing Court if your claims qualify; (ii) you or we may bring suit in the Governing Courts, submitting to the jurisdiction of the Governing Courts and waiving our respective rights to any other jurisdiction, to enjoin infringement or other misuse of intellectual property rights; and (iii) we may bring any claims related to your sale of counterfeit products on the Amazon Site in the Governing Courts and seek any remedy available under law related to those claims. There is no judge or jury in arbitration, and court review of an arbitration award is limited. However, an arbitrator can award the same damages and relief as a court (including injunctive and declaratory relief or statutory damages), and must follow the terms of this Agreement as a court would. Before you may begin an arbitration proceeding, you must send a letter notifying us of your intent to pursue arbitration and describing your claim to our registered agent, CSC 300 Deschutes Way SW, Suite 208 MC-CSC1, Tumwater, WA 98501. The arbitration will be conducted by the American Arbitration Association (AAA) under its commercial rules. The expedited procedures of the AAA’s rules will apply only in cases seeking exclusively monetary relief under $50,000, and in such cases the hearing will be scheduled to take place within 90 days of the arbitrator’s appointment. For all cases, the AAA commercial fee schedule governs the payment of all filing, administration and arbitrator fees. The underlying award in the arbitration may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules. Amazon and you each agree that any dispute resolution proceedings will be conducted only on an individual basis and not in a class, consolidated or representative action. If for any reason a claim proceeds in court rather than in arbitration Amazon and you each waive any right to a jury trial.

You may not assign this Agreement, by operation of law or otherwise, without our prior written consent. Any attempt to assign or otherwise transfer in violation of this section is void; provided, however, that upon notice to Amazon, you may assign or transfer this Agreement, in whole or in part, to any of your Affiliates as long as you remain liable for your obligations that arose prior to the effective date of the assignment or transfer under this Agreement. You agree that we may assign or transfer our rights and obligations under this Agreement: (a) in connection with a merger,consolidation, acquisition or sale of all or substantially all of our assets or similar transaction; or (b) to any Affiliate or as part of a corporate reorganization; and effective upon such assignment, the assignee is deemed substituted for Amazon as the party to this Agreement. Subject to that restriction, this Agreement will be binding on, inure to, and be enforceable against the parties and their respective successors and assigns. We may perform any of our obligations or exercise any of our rights under this Agreement through one or more of our Affiliates. Amazon retains the right to immediately halt any of Your Transactions, prevent or restrict access to the Services or take any other action to restrict access to or availability of any inaccurate listing, any inappropriately categorized items, any unlawful items, or any items otherwise prohibited by applicable Program Policies. Because Amazon is not your agent (except for the limited purpose set out in the Transaction Processing Service Terms (if the Elected Country for a Service is the United States)), or the customer’s agent for any purpose, Amazon will not act as either party’s agent in connection with resolving any disputes between participants related to or arising out of any transaction.

Amazon will provide notice to you under this Agreement by posting changes to Seller Central or to the applicable Amazon Services site to which the changes relate (such as the Developer Site accessible through your account), by sending you an email notification, or by similar means. You must send all notices and other communications relating to Amazon to our Selling Partner Support team via Seller Central, email, the Contact Us form, or similar means. We may also communicate with you electronically and in other media, and you consent to such communications. You may change your e-mail addresses and certain other information in Seller Central, as applicable. You will ensure that all of your information is up to date and accurate at all times.

If any provision of this Agreement is deemed unlawful, void, or for any reason unenforceable, then that provision will be deemed severable from these terms and conditions and will not affect the validity and enforceability of any remaining provisions. If the Elected Country is Canada, then it is the express wish of the parties that this Agreement and the applicable Service Terms and Program Policies have been drafted in English. (The following is a French translation of the preceding sentence: Si le pays de service est le Canada, les parties conviennent que la présente autorisation et tous les termes et conditions applicables s’y rattachant soient rédigés en anglais.) We may make available translations to this Agreement and the applicable Service Terms and Program Policies, but the English version will control. This Agreement represents the entire agreement between the parties with respect to the Services and related subject matter and supersedes any previous or contemporaneous oral or written agreements and understandings.

Definitions

As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any entity, any other entity that directly or indirectly controls, is controlled by, or is under common control with that entity.

“Amazon Associated Properties” means any website or other online point of presence, mobile application, service or feature, other than an Amazon Site, through which any Amazon Site, or products or services available on any of them, are syndicated, offered, merchandised, advertised, or described.

“Amazon Contracting Party” means the party outlined below.

●	If the Elected Country is Canada:

Service	Amazon Contracting Party
Selling on Amazon	Amazon.com.ca, Inc.
Selling on Amazon (if your account is enabled to list Optional Coverage Plans)	Amazon.com.ca, Inc.
Fulfillment by Amazon	Amazon.com.ca, Inc.
Amazon Advertising	Amazon Advertising Canada, Inc.

●	If the Elected Country is Mexico:

Service	Amazon Contracting Party
Selling on Amazon	Servicios Comerciales Amazon México S. de R.L. de C.V.
Fulfillment by Amazon	Servicios Comerciales Amazon México S. de R.L. de C.V.
Amazon Advertising	Servicios Comerciales Amazon México S. de R.L. de C.V.

●	If the Elected Country is the United States:

Service	Amazon Contracting Party
Selling on Amazon	Amazon.com Services LLC
Selling on Amazon (if your account is enabled to list Optional Coverage Plans)	Amazon.com Services LLC
Fulfillment by Amazon	Amazon.com Services LLC
Amazon Advertising	Amazon.com Services LLC
Transaction Processing Services	Amazon Payments, Inc., Amazon Capital Services, Inc., or Amazon.com Services LLC, according to the Transaction Processing Services Terms

If you register for or use the Selling Partner API, the Amazon Contracting Party is the Contracting Party that provides the applicable Service you use in connection with the Selling Partner API.

“Amazon Site” means, as applicable, the CA Amazon Site, the MX Amazon Site, or the US Amazon Site.

“CA Amazon Site” means the website, the primary home page of which is identified by the url www.amazon.ca, and any successor or replacement of such website.

“Confidential Information” means information relating to us, to the Services, or Amazon customers that is not known to the general public including, but not limited to, any information identifying or unique to specific customers; reports, insights, and other information about the Services; data derived from the Services except for data (other than customer personal data) arising from the sale of your products comprising of products sold, prices, sales, volumes and time of the transaction; and technical or operational specifications relating to the Services. For the purposes of this Agreement, customer personal data constitutes Confidential Information at all times.

“Content” means copyrightable works under applicable Law and content protected by database rights under applicable Law.

“Excluded Products” means the items described on the applicable Restricted Products pages in Seller Central, any other applicable Program Policy, or any other information made available to you by Amazon.

“Governing Courts” means the applicable one of the following:

●	the state or Federal court in King County, Washington (if the Elected Country is Canada, Mexico, or the United States),

“Governing Laws” means the applicable one of the following:

●	the laws of the State of Washington, United States together with the Federal Arbitration Act and other applicable federal law (if the Elected Country is Canada, Mexico, or the United States),

“Insurance Limits” means the applicable one of the following:

●	One Million Canadian Dollars ($1,000,000) (if the Elected Country is Canada),

●	Ten Million Mexican Pesos ($10,000,000) (if the Elected Country is Mexico),

●	One Million U.S. Dollars ($1,000,000) (if the Elected Country is the United States).

“Insurance Threshold” means the applicable one of the following:

●	Ten Thousand Canadian Dollars ($10,000) (if the Elected Country is Canada),

●	One Hundred Thousand Mexican Pesos ($100,000) (if the Elected Country is Mexico),

●	Ten Thousand U.S. Dollars ($10,000) (if the Elected Country is the United States).

“Intellectual Property Right” means any patent, copyright, Trademark, domain name, moral right, trade secret right, or any other intellectual property right arising under any Laws and all ancillary and related rights, including all rights of registration and renewal and causes of action for violation, misappropriation or infringement of any of the foregoing.

“Law” means any law, ordinance, rule, regulation, order, license, permit, judgment, decision, or other requirement, now or in the future in effect, of any governmental authority (e.g., on a federal, state, or provincial level, as applicable) of competent jurisdiction.

“Local Currency” means the applicable one of the following:

●	U.S. Dollars (if the Elected Country is the United States),

●	Canadian Dollars (if the Elected Country is Canada),
●	Mexican Pesos (if the Elected Country is Mexico),

“MX Amazon Site” means the website, the primary home page of which is identified by the url www.amazon.com.mx, and any successor or replacement of such website.

“Optional Coverage Plans” means warranties, extended service plans and related offerings, in each case as determined by us, that you offer.

“Order Information” means, with respect to any of Your Products ordered through an Amazon Site, the order information and shipping information that we provide or make available to you.

“Person” means any individual, corporation, partnership, limited liability company, governmental authority, association, joint venture, division, or other cognizable entity, whether or not having distinct legal existence.

“Program Policies” means all policies and program terms provided on the Program Policies page.

“Sales Proceeds” means the gross proceeds from any of Your Transactions, including (a) all shipping and handling, gift wrap and other charges; (b) taxes and customs duties to the extent specified in the applicable Tax Policies; and (c) in the case of invoiced orders, any amounts that customers fail to pay to us or our Affiliates on or before the applicable invoice due date.

“Seller Central” means the online portal and tools made available by Amazon to you, for your use in managing your orders, inventory, and presence on a particular Amazon Site or any other online point of presence.

“Service” means each of the following services: Selling on Amazon, Fulfillment by Amazon, Amazon Advertising (including Amazon Sponsored Products), the Selling Partner APIs, and, if the Elected Country for a Service is the United States, the Transaction Processing Services, together in each case with any related services and materials we make available.

“Service Terms” means the service terms applicable to each Service, which are made part of this Agreement upon the date you elect to register for or use the applicable Service, and any subsequent modifications we make to those terms.

“Technology” means any: (a) ideas, procedures, processes, systems, methods of operation, concepts, principles, and discoveries protected or protectable under the Laws of any jurisdiction; (b) interfaces, protocols, glossaries, libraries, structured XML formats, specifications, grammars, data formats, or other similar materials; and (c) software, hardware, code, technology, or other functional item.

“Trademark” means any trademark, service mark, trade dress (including any proprietary “look and feel”), trade name, other proprietary logo or insignia, or any other source or business identifier, protected or protectable under any Laws.

“US Amazon Site” means that website, the primary home page of which is identified by the URL www.amazon.com, and any successor or replacement of such website.

“Your Materials” means all Technology, Your Trademarks, Content, Your Product information, data, materials, and other items or information provided or made available by you or your Affiliates to Amazon or its Affiliates.

“Your Personnel” means any third party warranting, administering or otherwise involved in the offer, sale, performance, or fulfillment of Your Products, including any of your employees, representatives, agents, contractors, or subcontractors.

“Your Product” means any product or service (including Optional Coverage Plans) that you: (a) have offered through the Selling on Amazon Service; (b) have made available for advertising through the Amazon Advertising Service; or (c) have fulfilled or otherwise processed through the Fulfillment by Amazon Service.

“Your Sales Channels” means all sales channels and other means through which you or any of your Affiliates offers products or services, other than physical stores.

“Your Taxes” means any and all sales, goods and services, use, excise, premium, import, export, value added, consumption, and other taxes, regulatory fees, levies (specifically including environmental levies), or charges and duties assessed, incurred, or required to be collected or paid for any reason (a) in connection with any advertisement, offer or sale of products or services by you on or through or in connection with the Services; (b) in connection with any products or services provided for which Your Products are, directly or indirectly, involved as a form of payment or exchange; or (c) otherwise in connection with any action, inaction, or omission of you or your Affiliates, or any Persons providing products or services, or your or their respective employees, agents, contractors, or representatives, for which Your Products are, directly or indirectly, involved as a form of payment or exchange. Also, if the Elected Country is the United States, Mexico, or Canada as it is used in the Fulfillment by Amazon Service Terms, this defined term also means any of the types of taxes, duties, levies, or fees mentioned above that are imposed on or collectible by Amazon or any of its Affiliates in connection with or as a result of fulfillment services including the storage of inventory or packaging of Your Products and other materials owned by you and stored by Amazon, shipping, gift wrapping, or other actions by Amazon in relation to Your Products pursuant to the Fulfillment by Amazon Service Terms.

“Your Trademarks” means Trademarks of yours that you provide to us: (a) in non-text form for branding purposes; and (b) separate from (and not embedded or otherwise incorporated in) any product specific information or materials.

“Your Transaction” means any sale of Your Product(s) through an Amazon Site.

Selling on Amazon Service Terms

The Selling on Amazon Service (“Selling on Amazon”) is a Service that allows you to offer certain products and services directly on the Amazon Sites.

These Selling on Amazon Service Terms are part of the Agreement, but, unless specifically provided otherwise, concern and apply only to your participation in Selling on Amazon. BY REGISTERING FOR OR USING THE SELLING ON AMAZON SERVICE, YOU (ON BEHALF OF YOURSELF OR THE BUSINESS YOU REPRESENT) AGREE TO BE BOUND BY THE AGREEMENT, INCLUDING THESE SELLING ON AMAZON SERVICE TERMS. NOTWITHSTANDING THE PREVIOUS SENTENCE, IF YOU HAVE ENTERED INTO A SEPARATE AGREEMENT THAT PERMITS YOU TO OFFER YOUR PRODUCTS THROUGH A PARTICULAR AMAZON SITE (E.G., A MERCHANTS@ AMAZON.COM PROGRAM AGREEMENT, MERCHANTS @AMAZON.CO.JP PROGRAM AGREEMENT OR ANY PREDECESSOR OF THOSE AGREEMENTS), THEN TO THE EXTENT THAT YOU CONTINUE TO LIST AND SELL YOUR PRODUCTS ON THAT AMAZON SITE PURSUANT TO SUCH SEPARATE AGREEMENT, TRANSACTIONS OF YOUR PRODUCTS ON THAT AMAZON SITE AND ANY TAX SERVICES WE MAKE AVAILABLE UNDER THAT AGREEMENT ARE GOVERNED BY THE TERMS OF THAT AGREEMENT AND NOT BY THESE SELLING ON AMAZON SERVICE TERMS.

S-1 Your Product Listings and Orders.

S-1.1 Products and Product Information. You will provide accurate and complete Required Product Information for each product or service that you offer through any Amazon Site and promptly update that information as necessary to ensure it at all times remains accurate and complete. You will also ensure that Your Materials, Your Products (including packaging) and your offer and subsequent sale of any of the same on any Amazon Site comply with all applicable Laws (including all minimum age, marking and labeling requirements) and do not contain any sexually explicit (except to the extent expressly permitted under our applicable Program Policies), defamatory or obscene materials. You may not provide any information for, or otherwise seek to offer any Excluded Products on any Amazon Sites; or provide any URL Marks for use, or request that any URL Marks be used, on any Amazon Site. If you offer a product for sale on an Amazon Site that requires a warning under California Health & Safety Code Section 25249.6 (a “Proposition 65 Warning”) you (a) will provide us with such warning in the manner specified in our Program Policies, (b) agree that our display of a Proposition 65 Warning on a product detail page is confirmation of our receipt of that warning, and (c) will only revise or remove a Proposition 65 Warning for a product when the prior warning is no longer legally required.

S-1.2 Product Listing; Merchandising; Order Processing. We will enable you to list Your Products on a particular Amazon Site, and conduct merchandising and promote Your Products in accordance with the Agreement (including via the Amazon Associated Properties or any other functions, features, advertising, or programs on or in connection with the applicable Amazon Site). We may use mechanisms that rate, or allow shoppers to rate, Your Products and your performance as a seller and Amazon may make these ratings and feedback publicly available. We will provide Order Information to you for each order of Your Products through the applicable Amazon Site. We will also receive all Sales Proceeds on your behalf for each of these transactions and will have exclusive rights to do so, and will remit them to you in accordance with these Selling on Amazon Service Terms. We may permit certain customers to place invoiced orders for Your Products, in which case remittance of Sales Proceeds may be delayed according to each customer’s invoicing terms. You will accept and fulfill invoiced orders in the same manner as you accept and fulfill non-invoiced orders, except as otherwise provided in this Agreement.

S-1.3 Shipping and Handling Charges. For Your Products ordered by customers on or through an Amazon Site that are not fulfilled using Fulfillment by Amazon, you will determine the shipping and handling charges subject to our Program Policies and standard functionality (including any category-based shipping and handling charges we determine, such as for products offered by sellers on the Individual selling plan and BMVD Products generally). When we determine the shipping and handling charges, you will accept them as payment in full for your shipping and handling. Please refer to the Fulfillment by Amazon Service Terms for Your Products that are fulfilled using Fulfillment by Amazon.

S-1.4 Credit Card Fraud and Unpaid Invoices. We will bear the risk of (a) credit card fraud (i.e., a fraudulent purchase arising from the theft and unauthorized use of a third party’s credit card information) occurring in connection with Your Transactions, and (b) late payments or defaults by customers in connection with invoiced orders for Your Products, except, in each case, in connection with Seller-Fulfilled Products that are not fulfilled strictly in accordance with the Order Information and Shipment Information. You will bear all other risk of fraud or loss.

S-2 Sale and Fulfillment; Refunds and Returns.

S-2.1 Sale and Fulfillment. Other than as described in the Fulfillment by Amazon Service Terms for each Amazon Site for which you decide to register or use the Selling on Amazon Service, you will: (a) source, offer, sell, and fulfill your Seller-Fulfilled Products, and source, offer, and sell your Amazon-Fulfilled Products, in each case in accordance with the terms of the applicable Order Information, this Agreement, and all terms provided by you or us and displayed on the applicable Amazon Site at the time of the order and be solely responsible for and bear all risk for those activities;

(b) package each of Your Products in a commercially reasonable manner complying with all applicable packaging and labeling requirements, including any warnings or instructions necessary to safely use Your Products, and ship each of Your Products on or before its Expected Ship Date; (c) retrieve Order Information at least once each business day; (d) only cancel Your Transactions as permitted pursuant to your terms and conditions appearing on the applicable Amazon Site at the time of the applicable order or as may be required under this Agreement; (e) fulfill Your Products throughout the Elected Country (except to the extent prohibited by Law or this Agreement); (f) provide to Amazon information regarding fulfillment and order status and tracking (to the extent available), in each case as requested by us using the processes designated by us, and we may make any of this information publicly available; (g) comply with all Street Date instructions; (h) ensure that you are the seller of each of Your Products; (i) include an order-specific packing slip, and, if applicable, any tax invoices, within each shipment of Your Products; ( j) identify yourself as the seller of each of Your Products on all packing slips or other information included or provided in connection with Your Products and as the Person to which a customer may return the applicable product; and (k) not send customers emails confirming orders or fulfillment of Your Products. If any of Your Products are fulfilled using Fulfillment by Amazon, the Fulfillment by Amazon Service Terms for the applicable Amazon Site will apply to the storage, fulfillment, and delivery of such Amazon-Fulfilled Products.

S-2.2 Cancellations, Returns, and Refunds. The Amazon Refund Policies for the applicable Amazon Site will apply to Your Products. Subject to Section F-6, for any of Your Products fulfilled using Fulfillment by Amazon, you will promptly accept, calculate, and process cancellations, returns, refunds, and adjustments in accordance with this Agreement and the Amazon Refund Policies for the applicable Amazon Site, using functionality we enable for your account. Without limiting your obligations, we may in our sole discretion accept, calculate, and process cancellations, returns, refunds, and adjustments for the benefit of customers. You will route any payments to customers in connection with Your Transactions through Amazon. We will make any payments to customers in the manner we determine, and you will reimburse us for all amounts we pay.

S-3 Problems with Your Products.

S-3.1 Delivery Errors and Nonconformities; Recalls. You are responsible for any non-performance, non-delivery, misdelivery, theft, or other mistake or act in connection with the fulfillment of Your Products, except to the extent caused by: (a) credit card fraud for which we are responsible under Section S-1.4; or (b) our failure to make available to you Order Information as it was received by us or resulting from address verification. Notwithstanding the previous sentence, for those of Your Products that are fulfilled using Fulfillment by Amazon, if any, the Fulfillment by Amazon Service Terms for the applicable Amazon Site will apply to non-delivery, misdelivery, theft, or other mistake or act in connection with the fulfillment of those of Your Products. You are also responsible for any non-conformity or defect in, any public or private recall of, or safety alert of any of Your Products or other products provided in connection with Your Products. You will notify us promptly as soon as you have knowledge of any public or private recalls, or safety alerts of Your Products or other products provided in connection with Your Products.

S-3.2 A-to-z Guarantee and Chargebacks if the Elected Country is Canada or Mexico. If we inform you that we have received or initiated a claim under the “A-to-z Guarantee” offered on a particular Amazon Site or other dispute relating to the offer, sale or fulfillment of Your Products (other than a chargeback), concerning one of Your Transactions, you will have 30 days to appeal our decision of the claim. If we find that a claim, chargeback, or dispute is your responsibility, you (a) will not take recourse against the customer, and (b) are responsible for reimbursing us in accordance with the Service Fee Payments section of this Agreement for the amount paid by the customer (including taxes and shipping and handling charges, but excluding any Referral Fees that we retained as defined in Section S-4), and all other fees and expenses associated with the original transaction (such as credit card, bank, payment processing, re-presentment, or penalty fees) and any related chargebacks or refunds, to the extent payable by us.

S-3.3 A-to-z Guarantee, A-to-z Claims Process, and Chargebacks if the Elected Country is the United States. Claims that we receive or initiate under the “A-to-z Guarantee” or the “A-to-z Claims Process for Property Damage and Personal Injury” will be governed by the Program Policy for such claims.

If we find that any claim, chargeback, or dispute is your responsibility, (i) you will not take recourse against the customer, and (ii) if Amazon resolves the claim directly with the customer and does not waive its right of indemnification, you will reimburse us in accordance with Section 2 of this Agreement to the extent of your responsibility (not to exceed the amount paid by Amazon to resolve the claim), including taxes and shipping and handling charges (but excluding any Referral Fees that we retained as defined in Section S-4), and all other fees and expenses associated with the original transaction (such as credit card, bank, payment processing, re-presentment, or penalty fees) and any related chargebacks or refunds.

S-4 Compensation.

You will pay us: (a) the applicable Referral Fees; (b) any applicable Variable Closing Fee; (c) the non-refundable Selling on Amazon Subscription Fee in advance each month; and (d) any other applicable fees described in this Agreement (including any applicable Program Policies). “Selling on Amazon Subscription Fee” means the fee specified as such on the Selling on Amazon Fee Schedule for the applicable Amazon Site at the time such fee is payable. With respect to each of Your Transactions: (i) “Sales Proceeds” has the meaning set out in this Agreement; (ii) “Variable Closing Fee” means the applicable fee, if any, as specified on the Variable Closing Fee Schedule for the applicable Amazon Site; and (iii) “Referral Fee” means the applicable fee based on the Sales Proceeds from Your Transaction through the applicable Amazon Site specified on the Selling on Amazon Fee Schedule for that Amazon Site at the time of Your Transaction, based on the categorization by Amazon of the type of product that is the subject of Your Transaction; provided, however, that Sales Proceeds will not include any shipping charges set by us in the case of Your Transactions that consist solely of products fulfilled using Fulfillment by Amazon.

S-5 Remittance of Sales Proceeds & Refunds.

Except as otherwise stated in this Agreement, we will remit to you your available balance on a bi-weekly (14 day) (or at our option, more frequent) basis, which may vary for each Elected Country. For each remittance, your available balance is equal to any Sales Proceeds not previously remitted to you as of the applicable Remittance Calculation Date (which you will accept as payment in full for Your Transactions), less: (a) the Referral Fees; (b) the applicable Variable Closing Fee; (c) any Selling on Amazon Subscription Fees; (d) any other applicable fees described in this Agreement (including any applicable Program Policies); (e) any amounts we require you to maintain in your account balance pursuant to this Agreement (including payments withheld pursuant to Section 2 of the General Terms, Section S-1.4, Section S-3.2, Section S-3.3, and applicable Program Policies); and (f) any taxes that Amazon automatically calculates, collects and remits to a tax authority according to applicable law, as specified in the Tax Policies.

We may establish a reserve on your account based on our assessment of risks to Amazon or third parties posed by your actions or performance, and we may modify the amount of the reserve from time to time at our sole discretion.

When you either initially provide or later change Your Bank Account information, the Remittance Calculation Date may be deferred by up to 14 days. For sellers that registered after October 30, 2011 and are on the Individual selling plan, the remittance amount will not include Sales Proceeds from the 14-day period before the date of remittance. If you refund money to a customer in connection with one of Your Transactions, and the refund is routed through us (or our Affiliate), on the next available Remittance Calculation Date we will refund to you the amount of the Referral Fee paid by you to us attributable to the amount of the customer refund (including refunded taxes and customs duties only to the extent specified in the applicable Tax Policies), less the Refund Administration Fee for each of Your Products refunded that is not a BMVD Product, which amount we may retain as an administrative fee; provided, however, that in the case of a complete refund of Sales Proceeds for a Media Product, we will refund to you the full amount of any Variable Closing Fee paid by you to us (and in the case of a partial refund of Sales Proceeds for a Media Product, we will not refund to you any portion of any Variable Closing Fee paid by you to us). We will remit any amounts to be refunded by us pursuant to this subsection from time to time together with the next remittance to be made by us to you. “Refund Administration Fee” means the applicable fee described on the Refund Administration Fee Schedule for the applicable Amazon Site.

Net Sales Proceeds from non-invoiced orders will be credited to your available balance when they are received by us or our Affiliates. Sales Proceeds from invoiced orders will be credited to your available balance: (a) if you have elected in advance to pay a fee to accelerate remittance of Sales Proceeds from invoiced orders, on the day all of Your Products included in an invoiced orders are shipped; or (b) otherwise, no later than the seventh day following the date that an invoiced order becomes due.

S-6 Amazon’s Websites and Services.

Amazon has the right to determine, the design, content, functionality, availability and appropriateness of its websites, selection, and any product or listing in the Amazon Stores, and all aspects of each Service, including your use of the same. Amazon may assign any of these rights or delegate any of its responsibilities.

S-7 Continuing Guarantees

Guarantees. We require the following continuing guarantees from you.

S-7.1 Pesticides. If any of Your Products is a “pesticide” being offered or sold in the United States or other product regulated under the US Federal Insecticide, Fungicide, and Rodenticide Act (“FIFRA”) or its implementing regulations, then you provide to us the following continuing guaranty that: (a) you are a resident of the United States; and (b) with respect to each such product, the pesticides and other FIFRA regulated products comprising each sale, shipment, or other delivery made previously or hereafter are: (i) lawfully registered with the US Environmental Protection Agency at the time of sale, shipment, or delivery, or fully qualified for a specific exemption from the FIFRA registration requirements at the time of sale, shipment, or delivery, (ii) compliant with all requirements of FIFRA and its implementing regulations at the time of sale, shipment, or delivery, and (iii) provided by you in the original, unbroken packaging.

S-7.2 Foods, Drugs, Medical Devices, and Cosmetics. If any of Your Products is a “food”, “drug”, “medical device”, or “cosmetic” being offered or sold in the United States or other product regulated under the U.S. Federal Food, Drug, and Cosmetic Act (“FFDCA”) or its implementing regulations, then you provide us with the following continuing guaranty that with respect to all such products comprising each sale, shipment, or other delivery made previously or hereafter are: (i) not adulterated or misbranded within the meaning of the FFDCA, (ii) compliant with all requirements of FFDCA and its implementing regulations at the time of sale, shipment, or delivery, and (iii) provided by you in the original, unbroken packaging.

Selling on Amazon Definitions

“Amazon-Fulfilled Products” means any of Your Products that are fulfilled using the Fulfillment by Amazon Service.

“Amazon Refund Policies” means the return and refund policies published on the applicable Amazon Site and applicable to products and services offered via that Amazon Site.

“BMVD Product” means any book, magazine or other publication, sound recording, video recording, and/or other media product in any format, including any subscription, in each case excluding any software product, computer game, and/or video game.

“Excluded Offer” means any discount, rebate, promotional offer, or other term of offer and/or sale that you: (a) have attempted to make available through a particular Amazon Site but that we do not honor or support (but only until such time as we honor or support the same on such Amazon Site); or (b) make available solely to third parties that either (i) purchase products solely for resale and who are not end users of such products (i.e., wholesale purchasers), or (ii) if the Elected Country is Canada, Mexico, or the United States, have affirmatively elected and opted-in to participate in your or one of your Affiliates’ membership-based customer loyalty or customer incentive programs.

“Expected Ship Date” means, with respect to any of Your Products, either: (a) the end of the shipping availability period (which begins as of the date on which the relevant order is placed by the customer), or the shipping availability date, as applicable, specified by you in the relevant inventory/product data feed for Your Product; or (b) if you do not specify shipping availability information in such inventory/product data feed or that Your Product is in a product category that Amazon designates as requiring shipment within two (2) business days, two (2) business days after the date on which the relevant order is placed by the customer.

“Media Product” means any book, magazine or other publication, sound recording, video recording, software product, computer game, videogame, or other media product in any format, including any related subscription, offered through an Amazon Site.

“Purchase Price” means the total amount payable or paid for Your Product (including taxes and shipping and handling charges only to the extent specified in the applicable Tax Policies).

“Remittance Calculation Date” is the date that is two (2) business days prior to the date of remittance (the “Remittance Calculation Date”).

“Required Product Information” means, with respect to each of Your Products in connection with a particular Amazon Site, the following (except to the extent expressly not required under the applicable Program Policies): (a) description, including as applicable, location-specific availability and options, scheduling guidelines and service cancellation policies; (b) SKU and UPC/EAN/JAN numbers, and other identifying information as Amazon may reasonably request; (c) information regarding in-stock status and availability, shipping limitations or requirements, and Shipment Information (in each case, in accordance with any categorizations prescribed by Amazon from time to time); (d) categorization within each Amazon product category and browse structure as prescribed by Amazon from time to time; (e) digitized image that accurately depicts only Your Product, complies with all Amazon image guidelines, and does not include any additional logos, text or other markings; (f) Purchase Price; (g) shipping and handling charge (in accordance with our standard functionality); (h) any text, disclaimers, warnings, notices, labels, warranties, or other content required by applicable Law to be displayed, or that are necessary for the safe use of Your Product, in connection with the offer, merchandising, advertising, or sale of Your Product; (i) any vendor requirements, restocking fees or other terms and conditions applicable to such product that a customer should be aware of prior to purchasing the product; ( j) brand; (k) model; (l) product dimensions; (m) weight; (n) a delimited list of technical specifications; (o) SKU and UPC/EAN/JAN numbers (and other identifying information as we may reasonably request) for accessories related to Your Product that is available in our catalog; (p) the state or country Your Product ships from; and (q) any other information reasonably requested by us (e.g., the condition of used or refurbished products; and invoices and other documentation demonstrating the safety and authenticity of Your Products).

“Seller-Fulfilled Products” means any of Your Products that are not fulfilled using the Fulfillment by Amazon Service.

“Shipment Information” means, with respect to any of Your Products, the estimated or promised shipment and delivery date.

“Street Date” means the date(s), if any, specified by the manufacturer, distributor, and/or licensor of a product as the date before which specified information regarding such product (e.g., title of a book) should not be disclosed publicly, or such product should not be delivered or otherwise made available to customers.

“URL Marks” means any Trademark, or any other logo, name, phrase, identifier, or character string, that contains or incorporates any top level domain (e.g., .com, .edu, ..ca, .fr, .jp) or any variation of a top level domain (e.g., dot com, dotcom, net, or com).

“Your Transaction” is defined in the General Terms of this Agreement; however, as used in these Selling on Amazon Service Terms, it means any and all such transactions through Selling on Amazon only.

Fulfillment by Amazon Service Terms

Fulfillment by Amazon (“FBA”) provides fulfillment and associated services for Your Products.

These FBA Service Terms are part of the Agreement, and, unless specifically provided otherwise, concern and apply only to your participation in FBA. BY REGISTERING FOR OR USING FBA, YOU (ON BEHALF OF YOURSELF OR THE BUSINESS YOU REPRESENT) AGREE TO BE BOUND BY THE AGREEMENT, INCLUDING THESE FBA SERVICE TERMS. You expressly agree that Amazon may engage its Affiliate(s) or a third party in order to complete one or more of the fulfillment and associated services outlined below.

Fulfillment Services

F-1 Your Products

Once you are accepted into FBA, you must apply to register each product you offer that you wish to include in the FBA program. We may refuse registration in FBA of any product, including on the basis that it is an FBA Excluded Product or that it violates applicable Program Policies. You may at any time withdraw registration of any of Your Products from FBA.

F-2 Product and Shipping Information

You will, in accordance with applicable Program Policies, provide accurate and complete information about Your Products registered in FBA, and will provide Fulfillment Requests for any Units fulfilled using FBA that are not sold through an Amazon Site (“Multi-Channel Fulfillment Units”). You will promptly update any information about Your Products in accordance with our requirements and as necessary so that the information is at all times accurate and complete.

F-3 Shipping to Amazon

F-3.1 Except as otherwise provided in Section F-3.4 and Section F-5, FBA is limited to Units that are shipped to and from fulfillment centers located within the applicable Elected Country, to be delivered to customers in the same Elected Country only. You will ship Units to us in accordance with applicable Program Policies. You will be responsible for all costs incurred to ship the Units to the shipping destination (including costs of freight and transit insurance) and Amazon will not pay any shipping costs. You are responsible for payment of all customs, duties, taxes, and other charges. In the case of any improperly packaged or labeled Unit, we may return the Unit to you at your expense (pursuant to Section F-7) or re-package or re-label the Unit and charge you an administrative fee.

F-3.2 You will not deliver to us any Unsuitable Unit; we may reject any shipment of Your Products.

F-3.3 We may, at our option, allow you to ship Units at your expense (as described in Section F-9.2) to fulfillment centers using discounted shipping rates that we may make available to you for certain carriers. In such event, you will use the processes and supply the information that we require for you to obtain such discounted rates. You also must comply with standard operating procedures, weight and size restrictions, and other shipping requirements of the applicable carriers. If we provide you with the estimated shipping costs prior to shipment, you acknowledge and agree that actual shipping costs may vary from such estimates. In addition, if the weight of the Unit, as determined by the applicable carrier, differs from that submitted by you to us for purposes of determining the estimated shipping costs, then: (a) you may be charged more than the estimated shipping costs if the carrier determines that such Unit weighs more than as submitted by you; or (b) you may be charged the full amount of the estimated shipping costs even if the carrier determines the weight to be less than that submitted by you. You will not use carrier account information (e.g., carrier account number, amount of shipping rates, etc.) for any purpose, nor disclose such information to any third party, and you will protect such information as Amazon’s confidential information in accordance with Section 11 of the General Terms of this Agreement. As between you, us, and the applicable carrier, you will be the shipper of record, and we will make payment to the carrier with respect to the shipment of all Units using such discounted rates. Title and risk of loss for any Unit shipped using discounted rates provided by us under this Section will remain with you, and our provision of such shipping rates will not create any liability or responsibility for us with respect to any delay, damage, or loss incurred during shipment. You authorize the applicable carrier to provide us with all shipment tracking information.

F-3.4 If you ship Units from outside the applicable Elected Country to fulfillment centers, you will list yourself as the importer/consignee and nominate a customs broker. If Amazon is listed on any import documentation, Amazon reserves the right to refuse to accept the Units covered by the import documents and any costs assessed against or incurred by Amazon will be collected from Your Bank Account, deducted from amounts payable to you, or by other method at our election.

F-4 Storage

We will provide storage services as described in these FBA Service Terms once we confirm receipt of delivery. We will keep electronic records that track inventory of Units by identifying the number of Units stored in any fulfillment center. We will not be required to physically mark or segregate Units from other inventory units (e.g., products with the same Amazon standard identification number) owned by us, our Affiliates or third parties in the applicable fulfillment center(s). If we elect to commingle Units with such other inventory units, both parties agree that our records will be sufficient to identify which products are Units. We may move Units among facilities. If there is a loss of or damage to any Units while they are being stored, we will, compensate you in accordance with the FBA Guidelines, and you will, at our request, provide us a valid tax invoice for the compensation paid to you. If we compensate you for a Unit, we will be entitled to dispose of the Unit pursuant to Section F-7. At all other times, you will be solely responsible for any loss of, or damage to, any Units. Our confirmed receipt of delivery does not: (a) indicate or imply that any Unit has been delivered free of loss or damage, or that any loss or damage to any Unit later discovered occurred after confirmed receipt of delivery; (b) indicate or imply that we actually received the number of Units of Your Product(s) specified by you for such shipment; or (c) waive, limit, or reduce any of our rights under this Agreement. We reserve the right to change scheduling restrictions and volume limitations on the delivery and storage of your inventory in fulfillment centers in accordance with Section 15 of the General Terms, and you will comply with any of these restrictions or limitations.

F-5 Fulfillment

As part of our fulfillment services, we will ship Units from our inventory of Your Products to the shipping addresses in the Elected Country included in valid customer orders, or submitted by you as part of a Fulfillment Request. We may ship Units together with products purchased from other merchants, including any of our Affiliates. We also may ship Units separately that are included in a single Fulfillment Request. If you participate in our export fulfillment services, we will also ship Your Products that we determine to be eligible (each, a “Foreign-Eligible Product”) to Foreign Addresses within countries we determine to be eligible for foreign shipments, subject to the additional terms on foreign shipments in the applicable FBA Guidelines.

F-6 Customer Returns

F-6.1 You will be responsible for and will accept and process returns of, and provide refunds and adjustments for, any Multi-Channel Fulfillment Units in accordance with the Agreement (including the applicable Program Policies).

F-6.2 We will receive and process returns of any Amazon Fulfillment Units that were shipped to addresses within the Elected Country in accordance with the terms of your Seller Agreement, these FBA Service Terms, and the Program Policies. Any Sellable Units that are also Amazon Fulfillment Units and that are properly returned will be placed back into the inventory of Your Products in the FBA Program. We may fulfill customer orders for Your Products with any returned Amazon Fulfillment Units. Except as provided in Section F-7, you will retake title of all Units that are returned by customers.

F-6.3 Subject to Section F-7, we will, at your direction, either return or dispose of any Unit that is returned to us by a customer and that we determine is an Unsuitable Unit.

F-6.4 If Amazon receives a customer return of a Multi-Channel Fulfillment Unit, you will direct us to return or dispose of the Unit at your own cost failing which we may dispose of the Unit as provided in Section F-7.

F-7 Returns to You and Disposal

F-7.1 You may, at any time, request that Units be returned to you or that we dispose of Units.

F-7.2 We may with notice return Units to you, including upon termination of these FBA Service Terms. Returned Units will be sent to your designated shipping address. However, if (a) the designated shipping address we have for you is outdated or incorrect, (b) you have not provided or, upon our request, confirmed a designated shipping address in the Elected Country, or (c) we cannot make arrangements for you to pay for the return shipment, then the Unit(s) will be deemed abandoned and we may elect to dispose of them as appropriate based on the inventory (e.g., by selling, recycling, donating, or destroying it) and retain any proceeds we may receive from the disposal.

We may dispose of any Unsuitable Unit (and you will be deemed to have consented to our action): (d) immediately if we determine that (i) the Unit creates a safety, health, or liability risk to Amazon, our personnel, or any third party; (ii) you have engaged in fraudulent or illegal activity; or (iii) we have cause to terminate your use of Services with immediate effect pursuant to Section 3 and are exposed to liability towards a third party; (e) if you fail to direct us to return or dispose of any Unsuitable Unit within thirty (30) days after we notify you that the Unit has been recalled; or (f) if you fail to direct us to return or dispose of any Unsuitable Unit within thirty (30) days (or as otherwise specified in the applicable Program Policies) after we notify you that its removal is required, for instance because your use of FBA is suspended or terminated or your seller account is suspended, terminated or closed. In addition, you will reimburse us for expenses we incur in connection with any Unsuitable Units.

We may dispose of any Unit we are entitled to dispose of (including any Unsuitable Units) in the manner we deem appropriate (e.g., by selling, recycling, donating, or destroying it) and retain any proceeds we may receive from the disposal.

F-7.3 You may, at any time, request that we dispose of Units. In this case, we may dispose of these Units as appropriate based on the inventory (e.g., by selling, recycling, donating, or destroying it) and retain any proceeds we may receive from the disposal. Title to each disposed Unit will transfer to us (or a third party we select such as a charity) at no cost, free and clear of any liens, claims, security interests or other encumbrances to the extent required to dispose of the Unit, and we may retain any proceeds, we may receive from the disposal.

F-7.4 You will promptly notify us of any recalls or potential recalls, or safety alerts of any of Your Products and cooperate and assist us in connection with any recalls or safety alerts, including by initiating the procedures for returning items to you under our standard processes. You will be responsible for all costs and expenses you, we or any of our or your Affiliates incur in connection with any recall or potential recall or safety alerts of any of Your Products (including the costs to return, store, repair, liquidate, or deliver to you or any vendor any of these products).

F-8 Customer Service

F-8.1 For Multi-Channel Fulfillment Units we will have no customer service obligations other than to pass any inquiries to your attention at the contact you provide, and to make available a reasonable amount of information regarding the status of the fulfillment of Your Products if you request it and if and to the extent we possess the requested information. You will ensure that all of your policies and messaging to your customers regarding shipping of Your Products and other fulfillment-related matters, reflect our policies and requirements, including with regard to shipping methods, returns, and customer service; and, you will conspicuously display on your website(s), in emails or in other media or communications any specific disclosures, messaging, notices, and policies we require.

F-8.2 We will be responsible for all customer service issues relating to packaging, handling and shipment, and customer returns, refunds, and adjustments related to Amazon Fulfillment Units. We will determine whether a customer will receive a refund, adjustment or replacement for any Amazon Fulfillment Unit and we will require you to reimburse us where we determine you have responsibility in accordance with the Agreement (including these FBA Service Terms and the Program Policies). We will promptly notify you when you are responsible for a customer refund. You may appeal if you disagree with our finding within thirty (30) days after our notification, in addition to your right to request that Units be returned to you under Section F-7.1. Except as provided in this Section F-8 regarding any Amazon Fulfillment Units, customer service will be handled in accordance with your Seller Agreement.

F-8.3 In situations relating to Amazon Fulfillment Units where the wrong item was delivered or the item was damaged or lost or is missing, unless we determine that the basis for such request is caused by you or any of your employees, agents, or contractors, we will, at our option: (a) for any Amazon Fulfillment Unit, (i) ship a replacement Unit to the customer and reimburse you in accordance with the FBA Guidelines for the replacement Unit, or (ii) process a refund to the customer and reimburse you in accordance with the FBA Guidelines for the Unit; or (b) for any Multi-Channel Fulfillment Unit, reimburse you in accordance with the FBA Guidelines for the Unit (and you will, at our request, provide us a valid tax invoice for the compensation paid to you). Any customer refund will be processed in accordance with the Selling on Amazon and the Transaction Processing Service Terms (if the Elected Country for a Service is the United States). Notwithstanding the Selling on Amazon Service Terms, we will be entitled to retain the applicable fees payable to us under the Selling on Amazon Service Terms and these FBA Service Terms, respectively. Except as expressly provided in this Section F-8.3, you will be responsible for all costs associated with any replacement or return.

F-8.4 If we provide a replacement Unit or refund as described in Section F-8.3 to a customer and that customer returns the original Unit to us, we will be entitled to dispose of the Unit pursuant to Section F-7, or, if it is a Sellable Unit, we may, at our option, place such Unit back into your inventory in accordance with Section F-6. If we do put a Unit back into your inventory, you will reimburse us for the applicable Replacement Value (as described in the FBA Guidelines) of the returned Unit. Any replacement Unit shipped by us under these FBA Service Terms will be deemed to be, and will be treated in the same manner as, an order and sale of such Unit from you to the customer via the applicable Amazon Site or Service in accordance with, and subject to, the terms and conditions of this Agreement and your Seller Agreement.

F-9 Compensation for Fulfillment Services

F-9.1 Handling and Storage Fees. You will pay us the applicable fees described in the applicable Fulfillment by Amazon Fee Schedule. You will be charged the Storage Fees beginning on the day (up to midnight) that the Unit arrives at a fulfillment center and is available for fulfillment by Amazon (or in the case of any Unsuitable Unit, the arrival day (up to midnight)), until the earlier of: (a) the day (up to midnight) we receive a valid customer order for such product or a request from you to return or dispose of the Unit; or (b) the day (up to midnight) we actually ship the Unit to your designated return location or dispose of the Unit.

F-9.2 Shipping and Gift Wrap. For any Amazon Fulfillment Units we will determine the amounts charged to the customer for shipping and gift wrap services for the Units that we fulfill through the FBA Program. As between you and us, these charges will be your charges to the customer, and we will report them to you. We will charge you (and you will pay us) a fee equal to the amount of such charges to the customer. In the case of shipments of Units sold through the Amazon Site that qualify for the “Free Shipping” promotion, the amounts charged to the customer for shipping the Selling on Amazon Units that Amazon fulfills will first be charged to the customer and will next be deducted from the total charges to the customer as your promotion and Amazon will not charge you the fee described above. If you ship Units to us using the shipping rates that we may make available pursuant to Section F-3.3, you will reimburse us for the actual amounts charged to us by the applicable carrier for such shipments.

F-9.3 Proceeds. We may as appropriate keep part of or all proceeds of any Units that we are entitled to dispose of pursuant to F-7 above, or to which title transfers, including returned, damaged, or abandoned Units. You will have no security interest, lien, or other claim to the proceeds that we receive in connection with the sale, fulfillment, and/or shipment of these Units.

F-10 Indemnity

In addition to your obligations under Section 6 of the General Terms of this Agreement, you also agree to indemnify, defend, and hold harmless us, our Affiliates, and our and their respective officers, directors, employees, representatives, and agents against any Claim that arises from or relates to: (a) the Units (whether or not title has transferred to us, and including any Unit that we identify as yours pursuant to Section F-4), including any personal injury, death, or property damage; (b) any of Your Taxes or the collection, payment, or failure to collect or pay Your Taxes; and, if applicable (c) any sales, use, value added, personal property, gross receipts, excise, franchise, business, or other taxes or fees, or any customs, duties, or similar assessments (including penalties, fines, or interest on any of the foregoing) imposed by any government or other taxing authority in connection with the shipment of Foreign-Eligible Products to Foreign Addresses (collectively, “Foreign Shipment Taxes”).

F-11 Release

You, on behalf of yourself and any successors, subsidiaries, Affiliates, officers, directors, shareholders, employees, assigns, and any other person or entity claiming by, through, under, or in concert with them (collectively, the “Releasing Parties”), irrevocably acknowledge full and complete satisfaction of and unconditionally and irrevocably release and forever fully discharge Amazon and each of our Affiliates, and any and all of our and their predecessors, successors, and Affiliates, past and present, as well as each of our and their partners, officers, directors, shareholders, agents, employees, representatives, attorneys, and assigns, past and present, and each of them and all Persons acting by, through, under, or in concert with any of them (collectively, the “Released Parties”), from any and all claims, obligations, demands, causes of action, suits, damages, losses, debts, or rights of any kind or nature, whether known or unknown, suspected or unsuspected, absolute or contingent, accrued or unaccrued, determined or speculative (collectively, “Losses”) which the Releasing Parties now own or hold or at any time have owned or held or in the future may hold or own against the Released Parties, or any of them, arising out of, resulting from, or in any way related to the shipment, export, or delivery of Your Products to Foreign Addresses, including any tax registration or collection obligations. You, on behalf of yourself and all other Releasing Parties, recognize that you, and each of them, may have some Losses, whether in tort, product liability, contract, warranty, or otherwise, against the Released Parties of which you, or any of them, are totally unaware and unsuspecting, or which may arise or accrue after the date you register for or use FBA, which the Releasing Parties are giving up by agreeing to these FBA Service Terms. It is your intention in agreeing to these FBA Service Terms that these FBA Service Terms will deprive the Releasing Parties of each and all such Losses and prevent the Releasing Party from asserting any such Losses against the Released Parties, or any of them. In addition to the foregoing, you acknowledge, on behalf of yourself and all other Releasing Parties that you are familiar with Section 1542 of the Civil Code of the State of California, as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You, on behalf of yourself and all other Releasing Parties, expressly waive and relinquish any rights that you had or may have under Section 1542 of the Civil Code of the State of California or any similar provision of the law of any other jurisdiction, to the full extent that you may lawfully waive all such rights pertaining to the subject matter of these FBA Service Terms.

F-12 Disclaimer

IN ADDITION TO THE DISCLAIMER IN SECTION 7 OF THE GENERAL TERMS OF THIS AGREEMENT, WE DISCLAIM ANY DUTIES OF A BAILEE OR WAREHOUSEMAN, AND YOU WAIVE ALL RIGHTS AND REMEDIES OF A BAILOR (WHETHER ARISING UNDER COMMON LAW OR STATUTE OR OTHERWISE), RELATED TO OR ARISING OUT OF ANY POSSESSION, STORAGE, OR SHIPMENT OF YOUR PRODUCTS BY US OR OUR AFFILIATES OR ANY OF OUR OR THEIR CONTRACTORS OR AGENTS.

F-13 Effect of Termination

Your termination rights are set forth in Section 3 of this Agreement. Following any termination of the Agreement or these FBA Service Terms in connection with a particular Elected Country, we will, as directed by you, return to you or dispose of the Units held in that Elected Country as provided in Section F-7. If you fail to direct us to return or dispose of the Units within thirty (30) days (or as otherwise specified in the applicable Program Policies) after termination, then we may elect to return and/or dispose of the Units in whole or in part, as provided in Section F-7, and you agree to such actions. Upon any termination of these FBA Service Terms in connection with a particular Elected Country, all rights and obligations of the parties under these FBA Service Terms in connection with such Elected Country will be extinguished, except that the rights and obligations of the parties under Sections F-1, F-2, F-3, F-4, F-5, F-6, F-7, F-8, F-9, F-11, F-12, and F-13 with respect to Units received or stored by Amazon as of the date of termination will survive the termination.

F-14 Tax Matters

You understand and acknowledge that storing Units at fulfillment centers may create tax nexus for you in any country, state, province, or other localities in which your Units are stored, and you will be solely responsible for any taxes owed as a result of such storage. If any Foreign Shipment Taxes or Your Taxes are assessed against us as a result of performing services for you in connection with the FBA Program or otherwise pursuant to these FBA Service Terms, you will be responsible for such Foreign Shipment Taxes and Your Taxes and you will indemnify and hold Amazon harmless from such Foreign Shipment Taxes and Your Taxes as provided in Section F-10 of these FBA Service Terms.

F-15 Additional Representation

In addition to your representations and warranties in Section 5 of the General Terms of this Agreement, you represent and warrant to us that: (a) you have valid legal title to all Units and all necessary rights to distribute the Units and to perform under these FBA Service Terms; (b) you will deliver all Units to us in new condition (or in such condition otherwise described by you in the applicable Your Product listing) and in a merchantable condition; (c) all Units and their packaging will comply with all applicable marking, labeling, and other requirements required by Law; (d) no Unit is or will be produced or manufactured, in whole or in part, by child labor or by convict or forced labor; (e) you and all of your subcontractors, agents, and suppliers involved in producing or delivering Units will strictly adhere to all applicable Laws of the Elected Country, its territories, and all other countries where Units are produced or delivered, regarding the operation of their facilities and their business and labor practices, including working conditions, wages, hours, and minimum ages of workers; and (f) that all Foreign-Eligible Products (i) can be lawfully exported from Canada, Mexico, or the United States, as applicable, without any license or other authorization; and (ii) can be lawfully imported into, and comply with all applicable Laws of, any eligible country.

FBA Definitions

“Amazon Fulfillment Units” means Units fulfilled using FBA that are sold through an Amazon Site. For avoidance of doubt, if you have successfully registered for or used both the FBA and Selling on Amazon Services, then the term “Amazon Fulfillment Units” and the defined term “Amazon Fulfilled Products” in the Selling on Amazon Service Terms both refer to the same items.

“FBA Excluded Product” means any Unit that is an Excluded Product or is otherwise prohibited by the applicable Program Policies.

“Foreign Address” means (a) if the Elected Country is the United States, any mailing address that is not (i) within the fifty states of the United States or Puerto Rico, or (ii) an APO/FPO address; and (b) if the Elected Country is not the United States, any mailing address that is not within the Elected Country.

“Fulfillment Request” means a request that you submit to us (in accordance with the standard methods for submission prescribed by us) to fulfill one or more Multi-Channel Fulfillment Units.

“Multi-Channel Fulfillment Units” has the meaning in Section F-2.

“Sellable Unit” means a Unit that is not an Unsuitable Unit.

“Seller Agreement” means the Selling on Amazon Service Terms, the Merchants@ Program Agreement, the Marketplace Participation Agreement, any successor to any of these agreements, or any other similar agreement (as determined by Amazon) between you and us that permits you to offer products and services via a particular Amazon Site.

“Shipping Information” means with respect to any purchased Unit(s), the following information: the name of the recipient, the shipping address, the quantity of Units to be shipped, and any other shipping-related information we may reasonably request.

“Unit” means a unit of Your Product that you deliver to Amazon in connection with the FBA Program.

“Unsuitable Unit” means a Unit: (a) that is defective, damaged, unfit for a particular purpose, or lacking required label(s); (b) the labels for which were not properly registered with Amazon before shipment or do not match the product that was registered; (c) that is an FBA Excluded Product or does not comply with the Agreement (including applicable Service Terms and Program Policies); (d) that Amazon determines is unsellable or unfulfillable; or (e) that Amazon determines is otherwise unsuitable.

Amazon Advertising Service Terms

The Amazon Advertising Service Terms govern your use of Amazon Advertising, a Service that allows you to advertise your products. The Amazon Advertising Service Terms apply to your use of the Ad Services.

Your use of the Ad Services (as defined in the Amazon Advertising Agreement) is governed by the Amazon Advertising Agreement. You accept the Amazon Advertising Agreement, which may be updated from time to time by Amazon in accordance with its terms. The Amazon Advertising Agreement is available at https://advertising.amazon.com/terms. In the event of any conflict between the General Terms or Program Policies and the Amazon Advertising Agreement with respect to the Ad Services, the Amazon Advertising Agreement will prevail to the extent of the conflict. If the Amazon Advertising Agreement is deemed unlawful, void, or for any reason unenforceable, then the General Terms will govern your access to and use of the Ad Services.

Transaction Processing Service Terms

BY REGISTERING FOR OR USING ANY SERVICE OTHER THAN AMAZON ADVERTISING FOR WHICH THE ELECTED COUNTRY IS THE UNITED STATES, YOU (ON BEHALF OF YOURSELF OR THE BUSINESS YOU REPRESENT) AGREE TO BE BOUND BY THESE TRANSACTION PROCESSING SERVICE TERMS FOR THAT SERVICE. NOTWITHSTANDING THE FOREGOING, IF A SEPARATE AGREEMENT GOVERNS THE OFFER, SALE OR FULFILLMENT OF YOUR PRODUCTS ON THE US AMAZON SITE, THE TERMS OF THAT AGREEMENT WILL CONTINUE TO GOVERN THE PROCESSING OF YOUR TRANSACTIONS TO THE EXTENT DESCRIBED IN THAT AGREEMENT.

P-1 Payments Processing Agency Appointment

For non-invoiced orders, you authorize Amazon Payments, Inc. to act as your agent for purposes of processing payments, refunds and adjustments for Your Transactions, receiving and holding Sales Proceeds on your behalf, remitting Sales Proceeds to Your Bank Account, charging your Credit Card, and paying Amazon and its Affiliates amounts you owe in accordance with this Agreement or other agreements you may have with Amazon Affiliates. For invoiced orders, you authorize: (a) Amazon Capital Services, Inc. to act as your agent for purposes of processing payments, refunds and adjustments for Your Transactions, and receiving and holding Sales Proceeds on your behalf; and (b) Amazon.com Services LLC to act as your agent for purposes of remitting Sales Proceeds to Your Bank Account, charging your Credit Card, and paying Amazon and its Affiliates amounts you owe in accordance with this Agreement or other agreements you may have with Amazon Affiliates. Amazon Payments, Inc., Amazon Capital Services, Inc., and Amazon.com Services LLC are each an “Amazon Payments Agent”. The applicable Amazon Payments Agents provide the services described in these Transaction Processing Service Terms and the related services described in Sections S-1.4, S-2.2, S-5, and F-8.3 of the Agreement (collectively, the “Transaction Processing Services”).

When a buyer instructs us to pay you, you agree that the buyer authorizes and orders us to commit the buyer’s payment (less any applicable fees or other amounts we may collect under this Agreement) to you. You agree that buyers satisfy their obligations to you for Your Transactions when we receive the Sales Proceeds. We will remit funds to you in accordance with this Agreement.

P-2 Remittance

Subject to Section 2 of the General Terms of this Agreement, the applicable Amazon Payments Agents will remit funds to you in accordance with Section S-5 of the Agreement and these Transaction Processing Service Terms. Each applicable Amazon Payments Agent’s obligation to remit funds collected or received by it or otherwise credited to your available balance in connection with Your Transactions is limited to funds in your available balance that have become available in accordance with this Agreement less amounts owed to Amazon and any taxes that Amazon automatically calculates, collects and remits to a tax authority according to applicable law, as specified in the Tax Policies, subject to chargeback or reversal or withheld for anticipated claims in accordance with this Agreement. Without limiting Amazon’s rights to collect any amounts you owe, the applicable Amazon Payments Agent’s receipt of Sales Proceeds or crediting of Sales Proceeds to your available balance discharges your obligation to pay applicable fees and other amounts under this Agreement to the extent the Sales Proceeds received or credited equal or exceed the fees and other amounts you owe and the Sales Proceeds are applied to the payment of those fees and amounts.

P-3 Your Funds

Your Sales Proceeds will be held in an account with the applicable Amazon Payments Agent (a “Seller Account”) and will represent an unsecured claim against that Amazon Payments Agent. Your Sales Proceeds are not insured by the Federal Deposit Insurance Corporation, nor do you have any right or entitlement to collect Sales Proceeds directly from any customer. Prior to disbursing funds to you, an Amazon Payments Agent may combine Sales Proceeds held with the funds of other users of the Services, invest them, or use them for other purposes permitted by applicable Laws. You will not receive interest or any other earnings on any Sale Proceeds. To the extent required by applicable Laws, an Amazon Payments Agent will not use any funds held on your behalf for its corporate purposes, will not voluntarily make such funds available to its creditors in the event of bankruptcy or for any other purpose, and will not knowingly permit its creditors to attach such funds.

P-4 Verification

We may at any time require you to provide any financial, business or personal information we request to verify your identity. You authorize us to obtain from time to time consumer credit reports to establish or update your Seller Account or in the event of a dispute relating to this Agreement or the activity under your Seller Account. You agree to update all Seller Account information promptly upon any change. The Amazon Payments Privacy Notice applies to transactions processed by Amazon Payments, Inc.

P-5 Dormant Accounts

If there is no activity (as determined by us) in connection with your Seller Account for the period of time set forth in applicable unclaimed property laws and we hold Sales Proceeds on your behalf, we will notify you by means designated by us and provide you the option of keeping your Seller Account open and maintaining the Sales Proceeds in your Seller Account. If you do not respond to our notice(s) within the time period we specify, we will send the Sales Proceeds in your Seller Account to your state of residency, as determined by us based on the information in your Seller Account. If we are unable to determine your state of residency or your Seller Account is associated with a foreign country, your funds may be sent to the State of Delaware.

Selling Partner API Terms

API-1 Description of the Selling Partner APIs

The “Selling Partner APIs” enable your systems to interface with certain features or functionality we make available to you. These Selling Partner API Terms concern and apply only to your use of the Selling Partner APIs unless specifically provided otherwise. Under the Selling Partner API Terms, you may authorize parties who (a) develop Applications to support you using the Selling Partner APIs or the API Materials, (b) have registered with us as Developers, and (c) who have agreed to the Marketplace Developer Agreement (“Developers”) to access Confidential Information and Your Materials via the Selling Partner APIs provided, in each case, that where Confidential Information is disclosed to Developers, you shall remain liable for the acts or omissions of such Developers as if such acts or omissions were your own. If you wish to use the Selling Partner APIs directly or develop software or a website that interfaces with the Selling Partner APIs or the API Materials (an “Application”), you must register as a Developer.

We may make available Selling Partner APIs (including the Marketplace Web Services APIs) and software, data, text, audio, video, images, or other content we make available in connection with the Selling Partner APIs, including related documentation, software libraries, and other supporting materials, regardless of format (collectively the “API Materials”) that permit your systems to interface with certain features or functionality available to you. You may authorize Developers to access Confidential Information and Your Materials via the Selling Partner APIs solely for the purpose of supporting your business on Amazon and provided, in each case, that where Confidential Information is disclosed to Developers, you shall remain liable for the acts or omissions of such Developers as if such act or omissions were your own. All terms and conditions applicable to the Selling Partner APIs and the API Materials in this Agreement are solely between you and us. API Materials that are public or open source software (“Public Software”) may be provided to you under a separate license, in which case, notwithstanding any other provision of this Agreement, that license will govern your use of those API Materials. For the avoidance of doubt, except to the extent expressly prohibited by the license governing any API Materials that are Public Software, all of the non-license provisions of this Agreement will apply.

API-2 License and Related Requirements

API-2.1 Generally.

We grant you a limited, revocable, non-exclusive, non-sublicenseable, nontransferable license during the term of the Agreement to allow Developers to access and use Confidential Information and Your Materials through the Selling Partner APIs and the API Materials solely in support of your use of the Services covered by this Agreement. As between you and us, we or our licensors own all right, title, and interest in and to the Confidential Information, the Selling Partner APIs, the API Materials, any technical and operational specifications, security protocols and other documentation or policies provided or made available by us with respect to the Selling Partner APIs or the API Materials (the “Selling Partner API Specifications”), and our internal data center facilities, servers, networking equipment, and host software systems that are within our or their reasonable control and are used to provide the Selling Partner APIs or the API Materials (the “Amazon Network”).

API-2.2 License Restrictions.

You may authorize Developers to access Confidential Information and Your Materials through the Selling Partner APIs and the API Materials only through APIs documented and communicated by us in accordance with any applicable Selling Partner API Specifications. You may not authorize any other party to do any of the following with the Confidential Information, the Selling Partner APIs and the API Materials: (a) reverse engineer, decompile, or disassemble them; (b) modify or create derivative works based upon them in whole or in part; (c) distribute copies of them; (d) remove any proprietary notices or labels on them; (e) use any Public Software in any manner that requires, pursuant to the license applicable to such Public Software, that the Confidential Information, the Selling Partner APIs and the API Materials be disclosed, licensed, distributed, or otherwise made available to anyone; (f) resell, lease, rent, transfer, sublicense, or otherwise transfer rights to them; (g) access or use them in a way intended to avoid incurring any applicable fees or exceeding usage limits or quotas; (h) access or use them for any purpose unrelated to your use of Services; or (i) access or use them for fraudulent or illegal activities or activities that violate our policies or are otherwise harmful to us or any third parties. The limitations regarding Data Use in Section 11 above apply to any information you disclose or receive by the direct or indirect use of the Selling Partner APIs.

API-2.3 No License for Direct Access.

For the avoidance of doubt, these Selling Partner API Terms do not provide you a license to directly access or use the Selling Partner APIs, or install, copy, use, or distribute API Materials. Direct use of the Selling Partner APIs may only be licensed to Developers.

API-2.4 Account Identifiers and Credentials.

You must use the account IDs and any unique public key/private key pair issued by us to provide access to your data via the Selling Partner APIs (“Account Identifiers and Credentials”) in accordance with these Selling Partner API Terms to authorize Developers to access the Selling Partner APIs on your behalf. You may only authorize access to Confidential Information and Your Materials via the Selling Partner APIs in the way that we prescribe. Your Account Identifiers and Credentials are for your personal use only and you must maintain their secrecy and security. You are solely responsible for all activities that occur using your Account Identifiers and Credentials, regardless of whether the activities are undertaken by you or a third party (including your employees, contractors, or agents). You will provide us with notice immediately if you believe an unauthorized third party may be using your Account Identifiers and Credentials or if your Account Identifiers and Credentials are lost or stolen. We are not responsible for unauthorized use of your Account Identifiers and Credentials.

API-2.5 Security of Your Materials and Confidential Information.

You are solely responsible for authorizing others to access the Selling Partner APIs on your behalf and taking your own steps to maintain appropriate security, protection, and backup of the Confidential Information and Your Materials processed pursuant to your access to the Selling Partner APIs and the API Materials, including any Confidential Information you have disclosed to Developers in accordance with this Agreement. We are not responsible for any unauthorized access to, alteration of, or deletion, destruction, damage, loss, or failure to store any of the Confidential Information or Your Materials in connection with the Selling Partner APIs (including as a result of your or any third party’s errors, acts, or omissions). If you believe (acting reasonably) that a personal data breach has occurred in relation to any customer personal data in your possession or otherwise under your control (including in the possession of a Developer), you shall immediately notify Amazon of such personal data breach (in sufficient detail) for information purposes, and promptly take any actions (or require a Developer take such actions, if relevant) as applicable to you under data privacy Laws.

API-3 Termination

API-3.1 Termination of Your Access to the Selling Partner APIs and the API Materials.

Without limiting the parties’ rights and obligations under this Agreement, the Amazon Marketplace Developer Agreement, or the Amazon Marketplace API License Agreement, we may limit, suspend, or terminate your access to the Selling Partner APIs and the API Materials for convenience with 30 days’ notice. We may terminate immediately if (a) we determine that you have materially breached this Agreement and failed to cure within 7 days of a cure notice; (b) you or your account have been engaged in deceptive, fraudulent, or illegal activity; or (c) your use of the Selling Partner APIs and the API Materials may harm our customers.

Upon any suspension or termination of your access to the Selling Partner APIs and the API Materials, you will immediately cease authorizing others to use the Selling Partner APIs and the API Materials. Upon any termination of your access to the Selling Partner APIs and the API Materials, you will also immediately destroy all API Materials. Upon any suspension or termination of your access to the Selling Partner APIs and the API Materials, we may cause your Account Identifiers and Credentials to cease to be recognized by the Amazon Network for the purposes of the Selling Partner APIs and the API Materials.

API-4 Modifications to the Selling Partner APIs and the API Materials

We may change or discontinue the Selling Partner APIs or the API Materials (including by changing or removing features or functionality of the Selling Partner APIs or the API Materials) from time to time. For any material changes that will negatively affect your business, we will provide notice under Section 18.

API-5 Disclaimers

THE SELLING PARTNER APIS AND THE API MATERIALS ARE PROVIDED “AS IS”. WE AND OUR AFFILIATE COMPANIES AND LICENSORS MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE REGARDING THE SELLING PARTNER APIS OR THE API MATERIALS, INCLUDING ANY WARRANTY THAT THE SELLING PARTNER APIS OR THE API MATERIALS WILL BE UNINTERRUPTED, ERROR FREE, OR FREE OF HARMFUL COMPONENTS, OR THAT ANY MATERIALS OR DATA YOU ACCESS, USE, STORE, RETRIEVE, OR TRANSMIT IN CONNECTION WITH THE SELLING PARTNER APIS, INCLUDING YOUR MATERIALS, WILL BE SECURE OR NOT OTHERWISE LOST OR DAMAGED. EXCEPT TO THE EXTENT PROHIBITED BY LAW, WE AND OUR AFFILIATE COMPANIES AND LICENSORS DISCLAIM ALL WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR QUIET ENJOYMENT, AND ANY WARRANTIES ARISING OUT OF ANY COURSE OF DEALING OR USAGE OF TRADE. FURTHER, NEITHER WE NOR ANY OF OUR AFFILIATE COMPANIES OR LICENSORS WILL BE RESPONSIBLE FOR ANY COMPENSATION, REIMBURSEMENT, OR DAMAGES ARISING IN CONNECTION WITH: (A) THE INABILITY TO USE THE SELLING PARTNER APIS OR THE API MATERIALS FOR ANY REASON; (B) THE COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES; OR (C) ANY INVESTMENTS, EXPENDITURES, OR COMMITMENTS BY YOU IN CONNECTION WITH THIS AGREEMENT OR YOUR USE OF OR ACCESS TO THE SELLING PARTNER APIS OR THE API MATERIALS.

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